Exhibit 99.1

Date:	October 23, 2018	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
HUBBELL REPORTS THIRD QUARTER RESULTS;
NET SALES OF $1.18 BILLION AND EARNINGS PER DILUTED SHARE OF $2.06, ADJUSTED EARNINGS PER DILUTED SHARE OF $2.22(1)

•	Q3 net sales up 24% (acquisitions +19%, organic +5%)

•	Q3 diluted EPS of $2.06; adjusted diluted EPS of $2.22(1)

◦	Includes legacy intangible asset amortization ($0.12)

◦	Adjusted excludes Aclara acquisition-related costs ($0.16)

•	Q3 free cash flow up 113% to $164 million

•	Raise full year diluted EPS guidance to $6.40-$6.50; adjusted diluted EPS $7.20-$7.30(1)
SHELTON, CT. (October 23, 2018) – Hubbell Incorporated (NYSE: HUBB) today reported operating results for the third quarter ended September 30, 2018.
Net sales in the third quarter of 2018 were $1.18 billion, an increase of 24% compared to the $951 million reported in the third quarter of 2017. Operating income in the quarter was $164 million as compared to $150 million in the same period of 2017. Excluding Aclara acquisition-related costs (which affected only the 2018 period), operating income was $174 million in the third quarter of 2018(1). The effective tax rate in the quarter of 19.5% benefited from adjustments related to U.S. Tax Reform and compares to 33.0% in the third quarter of 2017. Net income attributable to Hubbell in the third quarter of 2018 was $114 million compared to $81 million reported in the comparable period of 2017. Earnings per diluted share for the third quarter of 2018 were $2.06 compared to $1.47 reported in the third quarter of 2017. Adjusted earnings per diluted share were $2.22 in the third quarter of 2018 compared to $1.58 in the comparable period of 2017(1).

Net cash provided from operating activities was $187 million in the third quarter of 2018 versus $97 million provided in the comparable period of 2017. Free cash flow (defined as cash flow from operating activities less capital expenditures) was $164 million in the third quarter of 2018 compared to $77 million reported in the comparable period of 2017(3).
For the first nine months of 2018, net sales were $3.34 billion, an increase of 21% compared to the $2.75 billion reported in the comparable period of 2017. Operating income was $420 million as compared to $392 million in the same period of 2017. Excluding Aclara acquisition-related and transaction costs (which affected only the 2018 period), operating income was $463 million in the first nine months of 2018(1). The effective tax rate for the first nine months of 2018 was 21.4% and compares to 31.3% for the comparable period of 2017. Net income attributable to Hubbell in the first nine months of 2018 was $272 million compared to $223 million reported in the comparable period of 2017. Earnings per diluted share for the first nine months of 2018 were $4.93 compared to $4.02 reported in the comparable period of 2017. Adjusted earnings per diluted share were $5.58 in the first nine months of 2018 compared to $4.14 in the comparable period of 2017(1).
Net cash provided from operating activities was $339 million in the first nine months of 2018 versus $229 million provided in the comparable period of 2017. Free cash flow (defined as cash flow from operating activities less capital expenditures) was $269 million in the first nine months of 2018 versus $175 million reported in the comparable period of 2017(3).

OPERATIONS REVIEW
“Tailwinds from strong end markets and higher price realization fueled organic sales growth of 5% in the quarter,” said David G. Nord, Chairman, President and Chief Executive Officer. “All major end markets expanded and we saw notable strength in both core Industrial and outside-plant telecommunications. Lighting markets remained mixed, with strength in Residential and flat unit volumes and continued pricing pressure in C&I.” Mr. Nord stated, “In addition, acquisitions contributed 19 points to sales growth. We are encouraged by the continued strength in demand for Aclara's products, with record orders in September and a robust backlog and project pipeline.
“As expected, on operating margins, price realization increased sequentially, and partially offset tariffs and material cost increases. The implementation of Section 301 Tariffs is putting pressure on margins, a dynamic we expect will continue as we mitigate with price, productivity and cost actions.” Mr. Nord continued, “Despite higher material and tariff costs, Electrical margins expanded year-over-year for the third consecutive quarter, supported by contributions from incremental volume, price and restructuring actions. Operating margins in the Power segment experienced approximately two points of headwind from material and tariff costs in excess of price. The Aclara acquisition was also unfavorable to Power margins, however, it was accretive to earnings in the third quarter, an exciting milestone.”
Mr. Nord added, “The tax favorability in the quarter versus prior expectations was due primarily to adjustments related to U.S. Tax Reform. Our underlying operating tax rate is running at approximately 23%.
“Free cash flow performance was a highlight of the quarter, with the Company’s ongoing focus on working capital visible in improved inventory management. With year-to-date free cash flow to net income conversion at approximately 100%, we are on track to deliver free cash flow in excess of net income for the full year.”

SEGMENT REVIEW
The comments and year-over-year comparisons in this segment review are based on third quarter results in 2018 and 2017.
Electrical segment net sales in the third quarter of 2018 increased 5% to $687 million compared to $654 million reported in the third quarter of 2017, with organic sales growth of 5%. Operating income was $94 million, or 13.7% of net sales, compared to $88 million, or 13.5% of net sales, in the same period of 2017. The increases in operating income and operating margin were due primarily to incremental volume contribution and productivity gains in excess of cost increases, which were partially offset by material cost increases and tariff impacts.
Power segment net sales in the third quarter of 2018 increased 66% to $492 million compared to $297 million reported in the third quarter of 2017. Acquisitions contributed 62% to net sales in the quarter, while organic sales grew 5%. Operating income was $70 million, or 14.2% of net sales, compared to $62 million, or 20.8% of net sales, in the same period of 2017 (1). Excluding Aclara acquisition-related (which affected only the 2018 period), operating income was $80 million, or 16.3% of net sales, in the third quarter of 2018 (1). Changes in operating income and operating margin were primarily due to the impacts of acquisitions and increases in material costs and tariffs.

SUMMARY & OUTLOOK

For the full year 2018, Hubbell anticipates 3% - 4% growth in end markets and approximately 18% growth from acquisitions, primarily driven by Aclara. The end market outlook includes growth of 2% - 3% in non-residential markets, 5% - 6% in residential markets, 6% - 7% in oil and gas markets, and 3% - 4% in Electrical T&D and industrial markets. The Company now expects 2018 reported diluted earnings per share in the range of $6.40-$6.50, compared to prior expectations of $6.25-$6.55, and adjusted diluted earnings per share (“adjusted EPS”) in the range of $7.20-$7.30 compared to prior expectations of $7.05-$7.35(1). Adjusted EPS excludes approximately $0.80 of acquisition-related and transaction costs of the Aclara acquisition. The Company believes adjusted EPS is an insightful measure of underlying financial performance and cash flow generation in light of the effects of the Aclara acquisition. These ranges include approximately $0.50 of legacy intangible asset amortization.
These ranges also include the impact of Section 301 Tariff Lists 1, 2 and 3, and related remediation actions.
The Company expects free cash flow for the year to be greater than net income.
“Given our year-to-date results, we are confident in raising and tightening our expected range for full year 2018 earnings per share. The tax favorability in the third quarter will allow us to neutralize higher tariff costs in the fourth quarter and increase the midpoint of our full year EPS expectation.” Mr. Nord concluded, “As we look ahead to next year, we expect to see expansion in each of our primary end markets amounting to 2% - 4% in the aggregate. We also expect a benefit from the wrap-around impact of the Aclara acquisition, which closed in February 2018. We are taking actions today to position Hubbell to outperform in any environment, despite several uncertainties such as the impact of tariffs on global demand and supply chains. With pricing and innovation initiatives, as well as productivity and cost-takeout efforts, we are confident in our ability to get ahead of these anticipated challenges, while remaining committed to producing quality products, providing reliable service for our customers, and deploying capital efficiently.”

CONFERENCE CALL
Hubbell will conduct an earnings conference call to discuss its third quarter 2018 financial results today, October 23, 2018 at 10:00 a.m. ET. A live audio of the conference call will be available and can be accessed by visiting Hubbell's “Investor Relations - Events/Presentations” section of www.hubbell.com. Audio replays of the recorded conference call will be available after the call and can be accessed two hours after the conclusion of the original conference call by calling (855) 859-2056 and using passcode 6597175. The replay will remain available until November 23, 2018 at 11:59 p.m. ET. Audio replays will also be available at the conclusion of the call by visiting www.hubbell.com and selecting “Investors” from the options at the bottom of the page and then “Events/Presentations” from the drop-down menu.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about our expected capital resources, liquidity, financial performance, pension funding, and results of operations and are based on our reasonable current expectations. In addition, all statements regarding the expected financial impact of the Aclara acquisition and integration, restructuring plans and expected associated costs and benefits, and improvement in operating results, anticipated market conditions and productivity initiatives are forward looking. These statements may be identified by the use of forward-looking words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “should”, “plan”, “estimated”, “predict”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending,” “target”, “goals”, “scheduled”, “will likely be”, “on track” and similar words and phrases. Such forward-looking statements are based on the Company's current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; the effects of tariffs and other trade actions taken by the U.S. and other countries; expected benefits of productivity improvements and cost reduction actions; pension expense; effects of unfavorable foreign currency exchange rates; the impact of U.S. tax reform legislation; changes in product sales prices and material costs; general economic and business conditions; the impact of and the ability to complete strategic acquisitions and integrate acquired companies including, without limitation, Aclara; the ability to effectively develop and introduce new products, expand into new markets and deploy capital; and other factors described in our Securities and Exchange Commission filings, including the "Business", "Risk Factors", and "Quantitative and Qualitative Disclosures about Market Risk" Sections in the Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Reports on Form 10-Q.

About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2017 revenues of $3.7 billion, Hubbell Incorporated operates manufacturing facilities in the United States and around the world. The corporate headquarters is located in Shelton, CT.

Contact:

Steve Beers
Hubbell Incorporated
40 Waterview Drive
P.O. Box 1000
Shelton, CT 06484
(475) 882-4000

#######

HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$1,179.7	$950.5	$3,337.6	$2,751.1
Cost of goods sold	830.7	642.9	2,357.8	1,885.4
Gross profit	349.0	307.6	979.8	865.7
Selling & administrative expenses	185.2	157.5	559.5	473.4
Operating income	163.8	150.1	420.3	392.3
Operating income as a % of Net sales	13.9%	15.8%	12.6%	14.3%
Interest expense, net	(18.4)	(11.6)	(54.5)	(34.3)
Loss on extinguishment of debt	—	(10.1)	—	(10.1)
Other expense, net	(2.9)	(4.8)	(13.5)	(16.7)
Total other expense, net	(21.3)	(26.5)	(68.0)	(61.1)
Income before income taxes	142.5	123.6	352.3	331.2
Provision for income taxes	27.8	40.8	75.4	103.7
Net income	114.7	82.8	276.9	227.5
Less: Net income attributable to noncontrolling interest	1.1	2.0	4.7	4.8
Net income attributable to Hubbell	$113.6	$80.8	$272.2	$222.7
Earnings Per Share:
Basic	$2.07	$1.47	$4.96	$4.05
Diluted	$2.06	$1.47	$4.93	$4.02
Cash dividends per common share	$0.77	$0.70	$2.31	$2.10

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	September 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$228.8	$375.0
Short-term investments	11.2	14.5
Accounts receivable, net	788.2	540.3
Inventories, net	672.5	634.7
Other current assets	59.4	39.6
TOTAL CURRENT ASSETS	1,760.1	1,604.1
Property, plant and equipment, net	499.5	458.3
Investments	61.2	57.7
Goodwill	1,766.4	1,089.0
Intangible assets, net	847.3	460.4
Other long-term assets	63.0	51.1
TOTAL ASSETS	$4,997.5	$3,720.6
LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$130.3	$68.1
Accounts payable	420.7	326.5
Accrued salaries, wages and employee benefits	110.0	76.6
Accrued insurance	62.9	60.0
Other accrued liabilities	214.1	174.9
TOTAL CURRENT LIABILITIES	938.0	706.1
Long-term debt	1,792.5	987.1
Other non-current liabilities	495.2	379.5
TOTAL LIABILITIES	3,225.7	2,072.7
Hubbell Shareholders’ Equity	1,754.8	1,634.2
Noncontrolling interest	17.0	13.7
TOTAL EQUITY	1,771.8	1,647.9
TOTAL LIABILITIES AND EQUITY	$4,997.5	$3,720.6

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Nine Months Ended September 30,
	2018	2017
Cash Flows From Operating Activities
Net income attributable to Hubbell	$272.2	$222.7
Depreciation and amortization	112.8	74.7
Stock-based compensation expense	13.4	11.9
Deferred income taxes	22.2	4.2
Loss on extinguishment of debt	—	10.1
Accounts receivable, net	(133.9)	(73.0)
Inventories, net	17.8	(79.2)
Accounts payable	48.1	50.7
Current liabilities	(10.2)	14.9
Contributions to defined benefit pension plans	(11.4)	(1.3)
Other, net	8.2	(7.1)
Net cash provided by operating activities	339.2	228.6
Cash Flows From Investing Activities
Capital expenditures	(70.7)	(53.2)
Acquisition of businesses, net of cash acquired	(1,118.0)	(110.3)
Net change in investments	0.9	(1.0)
Other, net	2.3	2.9
Net cash used in investing activities	(1,185.5)	(161.6)
Cash Flows From Financing Activities
Long-term debt issuance, net	835.0	(2.4)
Short-term debt borrowings, net	37.0	90.7
Payment of dividends	(126.5)	(115.5)
Repurchase of common shares	(20.0)	(92.6)
Make whole payment for the retirement of long term debt	—	(9.9)
Other, net	(20.8)	(10.2)
Net cash (used) provided by financing activities	704.7	(139.9)
Effect of foreign exchange rate changes on cash and cash equivalents	(4.6)	21.7
Decrease in cash and cash equivalents	(146.2)	(51.2)
Cash and cash equivalents
Beginning of period	375.0	437.6
End of period	$228.8	$386.4

HUBBELL INCORPORATED
Earnings Per Share and Adjusted Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Change	2018	2017	Change
Net income attributable to Hubbell (GAAP measure)	$113.6	$80.8	41%	$272.2	$222.7	22%
Aclara acquisition-related and transaction costs, net of tax	8.7	—		35.4	—
Loss on extinguishment of debt, net of tax	—	6.3		—	6.3
Adjusted Net Income (1)	$122.3	$87.1	40%	$307.6	$229.0	34%

Numerator:
Net income attributable to Hubbell (GAAP measure)	$113.6	$80.8		$272.2	$222.7
Less: Earnings allocated to participating securities	(0.4)	(0.3)		(1.0)	(0.7)
Net income available to common shareholders (GAAP measure) [a]	$113.2	$80.5	41%	$271.2	$222.0	22%

Adjusted Net Income (1)	$122.3	$87.1		$307.6	$229.0
Less: Earnings allocated to participating securities	(0.4)	(0.3)		(1.1)	(0.8)
Adjusted net income available to common shareholders (1) [b]	$121.9	$86.8	40%	$306.5	$228.2	34%

Denominator:
Average number of common shares outstanding [c]	54.6	54.6		54.7	54.9
Potential dilutive shares	0.3	0.3		0.3	0.3
Average number of diluted shares outstanding [d]	54.9	54.9		55.0	55.2

Earnings per share (GAAP measure):
Basic [a] / [c]	$2.07	$1.47		$4.96	$4.05
Diluted [a] / [d]	$2.06	$1.47	40%	$4.93	$4.02	23%

Adjusted earnings per diluted share (1) [b] / [d]	$2.22	$1.58	41%	$5.58	$4.14	35%

HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Change	2018	2017	Change
Net Sales [a]	$1,179.7	$950.5	24%	$3,337.6	$2,751.1	21%

Operating Income
GAAP measure [b]	$163.8	$150.1	9%	$420.3	$392.3	7%
Aclara acquisition-related and transaction costs	10.2	—		42.7	—
Adjusted operating income (1) [c]	$174.0	$150.1	16%	$463.0	$392.3	18%

Operating margin
GAAP measure [b] / [a]	13.9%	15.8%	-190 bps	12.6%	14.3%	-170 bps
Adjusted operating margin (1) [c] / [a]	14.7%	15.8%	-110 bps	13.9%	14.3%	-40 bps

Electrical segment	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Change	2018	2017	Change
Net Sales [a]	$687.4	$654.0	5%	$1,994.1	$1,897.9	5%

Operating Income
GAAP measure [b]	$94.0	$88.4	6%	$246.5	$215.2	15%
Acquisition-related and transaction costs	—	—		—	—
Adjusted operating income (1) [c]	$94.0	$88.4	6%	$246.5	$215.2	15%

Operating margin
GAAP measure [b] / [a]	13.7%	13.5%	+20 bps	12.4%	11.3%	+110 bps
Adjusted operating margin (1) [c] / [a]	13.7%	13.5%	+20 bps	12.4%	11.3%	+110 bps

Power segment	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Change	2018	2017	Change
Net Sales [a]	$492.3	$296.5	66%	$1,343.5	$853.2	57%

Operating Income
GAAP measure [b]	$69.8	$61.7	13%	$173.8	$177.1	(2)%
Acquisition-related and transaction costs	10.2	—		42.7	—
Adjusted operating income (1) [c]	$80.0	$61.7	30%	$216.5	$177.1	22%

Operating margin
GAAP measure [b] / [a]	14.2%	20.8%	-660 bps	12.9%	20.8%	-790 bps
Adjusted operating margin (1) [c] / [a]	16.3%	20.8%	-450 bps	16.1%	20.8%	-470 bps

HUBBELL INCORPORATED
Adjusted EBITDA
(unaudited)
(in millions)

	Three Months Ended September 30,
	2018	2017	Change
Net income	$114.7	$82.8	39%
Provision for income taxes	27.8	40.8
Interest expense, net	18.4	11.6
Other expense, net	2.9	4.8
Depreciation and amortization	36.5	25.1
Aclara Transaction Costs in Operating Income	0.3	—
Loss on extinguishment of debt	—	10.1
Subtotal	85.9	92.4
Adjusted EBITDA (1)	$200.6	$175.2	14%

	Nine Months Ended September 30,
	2018	2017	Change
Net income	$276.9	$227.5	22%
Provision for income taxes	75.4	103.7
Interest expense, net	54.5	34.3
Other expense, net	13.5	16.7
Depreciation and amortization	112.8	74.7
Aclara Transaction Costs in Operating Income	9.3	—
Loss on extinguishment of debt	—	10.1
Subtotal	265.5	239.5
Adjusted EBITDA (1)	$542.4	$467.0	16%

HUBBELL INCORPORATED
Additional Non-GAAP Financial Measures
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	September 30, 2018	December 31, 2017
Total Debt	$1,922.8	$1,055.2
Total Hubbell Shareholders’ Equity	1,754.8	1,634.2
Total Capital	$3,677.6	$2,689.4
Total Debt to Total Capital	52%	39%
Less: Cash and Investments	$301.2	$447.2
Net Debt (2)	$1,621.6	$608.0
Net Debt to Total Capital (2)	44%	23%

Free Cash Flow Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$186.9	$97.4	$339.2	$228.6
Less: Capital expenditures	(23.2)	(20.2)	(70.7)	(53.2)
Free cash flow (3)	$163.7	$77.2	$268.5	$175.4

HUBBELL INCORPORATED
Supplementary Earnings Information
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	9/30/2018	6/30/2018	3/31/2018	12/31/2017	9/30/2017
Pre-tax
Aclara acquisition-related and transaction costs (a)	$11.4	$10.6	$23.5	$7.0	$—
Income tax expense associated with U.S. tax reform	$—	$—	$—	$—	$—
Loss on early extinguishment of debt	$—	$—	$—	$—	$10.1

After-tax
Aclara acquisition-related and transaction costs	$8.7	$8.1	$18.6	$6.0	$—
Income tax expense associated with U.S. tax reform	$(4.0)	$—	$—	$56.5	$—
Loss on early extinguishment of debt	$—	$—	$—	$—	$6.3

Weighted average diluted shares	54.9	54.9	55.1	55.0	54.9

Per-share amounts
Aclara acquisition-related and transaction costs	$0.16	$0.15	$0.34	$0.11	$—
Income tax expense associated with U.S. tax reform	$(0.07)	$—	$—	$1.02	$—
Loss on early extinguishment of debt	$—	$—	$—	$—	$0.11

Depreciation and amortization
Legacy - Depreciation	$14.5	$14.4	$14.2	$13.7	$14.8
Legacy - Amortization of identifiable intangibles	8.7	8.8	9.2	8.6	8.9
Legacy - Other Amortization	1.6	0.9	2.2	1.2	1.4
Aclara - Depreciation	1.8	1.9	1.2	—	—
Aclara - Amortization of identifiable intangibles	9.9	10.3	13.2	—	—
Total depreciation and amortization	$36.5	$36.3	$40.0	$23.5	$25.1

(a) Includes the amortization of identified intangible assets, inventory step-up amortization expense and professional services and other fees that are recognized in Operating Income as well as costs associated with financing for the Aclara transaction that are recognized in interest expense.

HUBBELL INCORPORATED
Supplementary Earnings Information
(unaudited)
(in millions)

In March 2017, the FASB issued an Accounting Standards Update (ASU 2017-07) relating to the presentation of net periodic pension costs and net periodic post-retirement benefit cost. The new guidance requires the service component of net periodic pension and post-retirement benefit costs to be reported in the same income statement line item as other employee compensation costs, and the other components to be reported outside of operating income. The Company adopted the requirements of the new standard in the first quarter of 2018 and applied the guidance on a retrospective basis, as required by the standard. The impact to our fiscal quarters and year-ended 2017 is shown in the table below (in millions):

	Three Months Ended				Twelve Months Ended
	12/31/2017	9/30/2017	6/30/2017	3/31/2017	12/31/2017
Cost of goods sold	$(0.9)	$(0.8)	$(0.8)	$(0.8)	$(3.3)
Selling & administrative expenses	(2.9)	(3.0)	(3.0)	(2.9)	(11.8)
Total operating expenses	(3.8)	(3.8)	(3.8)	(3.7)	(15.1)
Operating income	3.8	3.8	3.8	3.7	15.1
Total other expense	(3.8)	(3.8)	(3.8)	(3.7)	(15.1)
Net income	$—	$—	$—	$—	$—

HUBBELL INCORPORATED
Footnotes

(1) References to "adjusted" operating measures exclude the impact of certain costs. Management believes these adjusted operating measures provide useful information regarding our underlying performance from period to period and an understanding of our results of operations without regard to items we do not consider a component of our core operating performance. Adjusted operating measures include adjusted operating income, adjusted operating margins, adjusted net income, adjusted net income available to common shareholders, adjusted earnings per diluted share, and adjusted EBITDA. Our adjusted operating measures for the three and nine months ended September 30 will exclude, where applicable:

◦
Aclara acquisition-related and transaction costs, which includes the amortization of identified intangible assets and inventory step-up amortization expense and professional services and other fees that were incurred in connection with the acquisition of Aclara,

◦	The loss on early extinguishment of long-term debt recognized in the third quarter of 2017 from the redemption of all of our $300 million of long-term notes that were scheduled to mature in 2018,

◦	Adjusted EBITDA also excludes the Other expense, net caption and interest income.

Effective with results of operations reported in the first quarter of 2018, "adjusted" operating measures no longer exclude restructuring and related costs, as these costs and the related savings are expected to return to a more consistent annual run-rate in 2018, and therefore no longer affect the comparability of our underlying performance from period to period. The previously reported 2017 adjusted operating measures have been restated to reflect the change in definition of the adjusted measure.

Each of these adjusted operating measures are non-GAAP measures. Management uses the adjusted measures when assessing the performance of the business. Reconciliations of each of these non-GAAP measures to the most directly comparable GAAP measure can be found in the tables within this press release.

(2) Net debt (defined as total debt less cash and investments) to total capital is a non-GAAP measure that we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(3) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financing. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.